Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and consolidated financial statement schedule of Sears Holdings Corporation and subsidiaries and the effectiveness of Sears Holdings Corporation and subsidiaries’ internal control over financial reporting dated March 17, 2015, appearing in the Annual Report on Form 10-K of Sears Holdings Corporation and subsidiaries for the year ended January 31, 2015, our report dated June 30, 2014 appearing in the Annual Report on Form 11-K of Sears Holdings Savings Plan for the fiscal year ended December 31, 2013, and our report dated June 30, 2014 appearing in the Annual Report on Form 11-K of Sears Holdings Puerto Rico Savings Plan for the fiscal year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 17, 2015